Exhibit 23.10

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement of Vital Energy, Inc. on Form S-3 of our report dated April 28, 2023, relating to the financial statements of Maple Energy Holdings, LLC (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to a change in the method of accounting for leases), appearing in the Current Report on Form 8-K dated September 13, 2023 of Vital Energy, Inc., filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Moss Adams LLP

Houston, Texas

October 31, 2023